                                                                    Exhibit 12.1

                            Statement of Computation
                     of Ratio of Earnings to Fixed Charges

      The following table sets for our dollar coverage deficiency. The ratio of earnings to fixed charges is not disclosed since it is a negative number in each year and period shown below.

                                                                                                                  THREE
                                                                                                                  MONTHS
                                                                        FOR THE YEAR ENDED                        ENDED
                                                                           DECEMBER 31,                         MARCH 31,
                                                       2000       2001        2002        2003        2004        2005
                                                    ---------   ---------   ---------   ---------   ---------   ---------
                                                                                  (000'S)
Fixed charges
          Interest expense on indebtedness          $    425    $    690    $    365    $    247    $    531    $    617
          Estimated interest expense within rental
          expense                                        361         775       1,263       1,725       1,266         293
          Dividends on series A preferred stock            -           -           -         224         791         198
                                                    --------    --------    --------    --------    --------    --------
                           Total fixed charges           786       1,465       1,628       2,196       2,588       1,108
                                                    ========    ========    ========    ========    ========    ========

Earnings (loss)
          Loss from continuing operations before
          income taxes                               (46,717)    (73,984)    (56,142)    (66,042)    (68,751)    (18,003)
          Add : Fixed charges per above                  786       1,465       1,628       2,196       2,588       1,108
          Less: Dividends on series A preferred
          stock                                            -           -           -        (224)       (791)       (198)
                                                    --------    --------    --------    --------    --------    --------
                        Loss, as adjusted            (45,931)    (72,519)    (54,515)    (64,070)    (66,954)    (17,093)
                                                    --------    --------    --------    --------    --------    --------
Coverage deficiency                                 $(46,717)   $(73,984)   $(56,142)   $(66,266)   $(69,542)   $(18,201)
                                                    ========    ========    ========    ========    ========    ========